Exhibit 99.6
CONSENT OF LAZARD FRÈRES & CO. LLC

The Board of Directors
Express Scripts Holding Company
One Express Way
St. Louis, MO 63121

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 7, 2018, to the Board of Directors of Express Scripts Holding Company (“Express Scripts”) as Annex D to, and reference thereto under the headings “Summary — Opinions of Financial Advisors to Express Scripts — Opinion of Lazard Frères & Co. LLC”, “The Mergers – Recommendation of the Express Scripts Board of Directors; Express Scripts’ Reasons for the Mergers” and “The Mergers — Opinions of Financial Advisors to Express Scripts — Opinion of Lazard Frères & Co. LLC” in, the joint proxy statement/prospectus which forms a part of the registration statement on Form S-4 (the “Registration Statement”) of Halfmoon Parent, Inc. (“New Cigna”). The Registration Statement relates to the proposed mergers whereby Halfmoon I, Inc. will merge with and into Cigna Corporation (“Cigna”), with Cigna continuing as the surviving entity, and Halfmoon II, Inc. will merge with and into Express Scripts, with Express Scripts continuing as the surviving entity, and Cigna and Express Scripts will become direct wholly owned subsidiaries of New Cigna. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
LAZARD FRÈRES & CO. LLC

By: /s/ LAZARD FRÈRES & CO. LLC

May 16, 2018